Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 257237

LIGHTNING EMOTORS, INC.

SUPPLEMENT NO. 4 TO

PROSPECTUS DATED JULY 8, 2021

THE DATE OF THIS SUPPLEMENT IS OCTOBER 8, 2021

This prospectus supplement (this “Supplement No. 4”) is part of the prospectus of Lightning eMotors, Inc. (the “Company”), dated July 8, 2021 (as amended from time to time, the “Prospectus”). This Supplement No. 4 is being filed to update and supplement the information contained in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 4 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 4, you should rely on the information in this Supplement No. 4.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus and in Section 1A. Risk Factors of our Quarterly Report for the quarterly period ended June 30, 2021 before buying our common stock and warrants.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2021

Lightning eMotors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39283	84-4605714
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

815 14th Street SW, Suite A100

Loveland, Colorado 80537

(Address of principal executive offices, including zip code)

1-800-223-0740

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZEV	New York Stock Exchange
Redeemable Warrants, each full warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZEV.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07.Submission of Matters to a Vote of Security Holders.

(a)	The annual meeting of stockholders of Lightning eMotors, Inc. (the “Company”) was held on

October 7, 2021 (the “Annual Meeting”).

(b)	At the Annual Meeting, the stockholders:

●	Elected three Class 1 directors, each to serve for a three-year term until the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified; and

●	Ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

The following are the final voting results for each of the two items votes on at the Annual Meeting.

1. Election of Directors:
	FOR	WITHHOLD	BROKER NON-VOTE
Timothy Reeser	48,114,097	54,711	8,428,399
Robert Fenwick-Smith	48,065,720	103,088	8,428,399
Kenneth P. Jack	48,064,294	104,514	8,428,399

2. Ratification of Appointment of Grant Thornton LLP:
FOR	AGAINST	ABSTAIN
56,170,285	32,776	394,146

(c)	Not applicable.

(d)	Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning eMotors, Inc.
Dated: October 7, 2021
By:	/s/ Timothy Reeser
Chief Executive Officer